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EXHIBIT 10.22

First Amendment to Employment Agreement between Marshall C. Turner and
DuPont Photomasks, Inc., effective as of June 24, 2004

        This First Amendment to Employment Agreement (this "Amendment") is between Marshall C. Turner, an individual ("Executive") and DuPont Photomasks, Inc. ("DPI") and is effective as of June 24, 2004.

BACKGROUND

  A.
  Executive and DPI are parties to an Employment Agreement dated as of June 24, 2003 (the "Agreement").

  B.
  As of the date of this Amendment, the Agreement will renew for an additional one-year period in accordance with the terms of Section 1.3 of the Agreement.

  C.
  In conjunction with such renewal, Executive and DPI desire to amend certain of the terms of the Agreement related to certain expenses for travel to DPI's headquarters in Round Rock, Texas and living expenses incurred by Executive in Round Rock, Texas, for which DPI has agreed to compensate Executive in view of the substantial time commitment and expense required for Executive to travel to and be resident at DPI's headquarters as part of the discharge of Executive's duties and responsibilities on behalf of DPI.

AMENDMENT

        In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and DPI agree as follows:

        1.    Definitions.    Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

        2.    Other Expenses.    Section 1.4.6 of the Agreement is hereby amended and restated to read in its entirety as follows:

          Other Expenses.    In addition to the expense reimbursements describing in Section 1.4.5, the Company shall, upon receipt by the Company of supporting receipts to the extent required by applicable income tax regulations and the Company's reimbursement policies, reimburse Executive for (a) round-trip coach airfare to and from Austin, Texas when traveling to the Austin, Texas area on Company business, and (b) round-trip coach airfare to and from Austin, Texas for occasional travel to the Austin, Texas area by Executive's spouse (provided that in no case shall the Company reimburse for such travel by both Executive and his spouse during the same week). In addition, the Company shall pay Executive a stipend of $2,000 per calendar month (payable monthly in arrears) for living expenses incurred by Executive in Round Rock, Texas, during the twelve-month period commencing July 1, 2004. Except as expressly set forth in the preceding two sentences, the Company shall have no other obligation whatsoever to Executive for any travel or living expenses incurred by Executive in connection with travel to DPI's headquarters in Round Rock, Texas and living expenses incurred by Executive in Round Rock, Texas; provided however, that to the extent the foregoing expense reimbursements are considered taxable income to Executive in the year received, Company will increase such expense reimbursements to Executive by an additional amount (the "Gross-Up Amount") such that the net amount received by Executive for such expense reimbursements, after any amounts are withheld for applicable federal or state income taxes on the expense reimbursements and the Gross-up Amount at applicable withholding rates, shall be equal to the amount that Executive would have received if the expense reimbursements were not subject to such income taxes.

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        3.    Continued Effectiveness of Section 1.4.6.    The provisions of Section 1.4.6 of the Agreement (without giving effect to this Amendment) shall govern the reimbursement of Executive's Temporary Living Expenses through and including June 30, 2004.

        4.    Successors and Assigns.    The provisions of Section 4.8 of the Agreement are hereby amended and restated to read in their entirety as follows:

          Successors and Assigns.    This Agreement and the obligations undertaken herein shall be binding upon and shall inure to the benefit of any successors or assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume the obligations of the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform under this Agreement if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession will entitle Executive to the benefits described in Section 1.7 of this Agreement, subject to the terms and conditions therein. The assumption of the Company's obligations under this Agreement shall not otherwise affect Executive and the Company's rights and obligations under this Agreement, including without limitation those set forth in Section 1.7.2 of this Agreement. Executive shall not be entitled to assign his obligations under this Agreement.

        5.    Miscellaneous.    The provisions of this Amendment supersede all provisions of the Agreement that are inconsistent with the provisions of this Amendment. The Agreement, as modified by this Amendment, constitutes the entire agreement of Executive and DPI with respect to the subject matter of the Agreement, and supersedes any prior agreements or understandings of Executive and DPI with respect thereto. This Amendment may be executed in several counterparts, all of which taken together shall constitute a single agreement between the Parties.

In witness whereof, the Parties have caused this Amendment to be executed by their duly authorized representatives, who by their signatures represent that they are so authorized, to be effective as of the date written in the first paragraph above.

DUPONT PHOTOMASKS, INC.	MARSHALL C. TURNER
/s/ Susan V. Sam, Chair, Compensation Committee	/s/ Marshall C. Turner
Date: August 24, 2004	Date: August 24, 2004

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  EXHIBIT 10.22
First Amendment to Employment Agreement between Marshall C. Turner and DuPont Photomasks, Inc., effective as of June 24, 2004